SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

PACKETEER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

PACKETEER, INC.

10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2004

TO OUR STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (“the 2004 Annual Meeting”) of Packeteer, Inc., a Delaware corporation (together with its subsidiaries hereinafter referred to as “Packeteer,” “Company,” “we,” “us,” and “our”), will be held on Wednesday, May 26, 2004 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, CA 95014, for the following purposes:

1. To elect one director to serve until the 2007 Annual Meeting of Stockholders, and until his successor is duly elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2004; and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

      The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on March 31, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the 2004 Annual Meeting and any postponement or adjournment thereof. Only our stockholders of record as of the close of business on that date will be entitled to receive notice of and to vote at the 2004 Annual Meeting or any postponement or adjournment thereof. For ten days prior to the 2004 Annual Meeting, a list of stockholders entitled to vote at the 2004 Annual Meeting will be available for inspection during ordinary business hours at our executive offices located at 10201 North De Anza Boulevard, Cupertino, California.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Record holders may also vote electronically or telephonically by following the instructions on the proxy card. Our transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether delivered by telephone, proxy or ballot or electronically through the Internet. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

      Your vote is very important, regardless of the number of shares you own and whether or not you plan to attend the meeting. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the proxy card to vote by telephone or electronically through the Internet. Returning your proxy card or voting by telephone or electronically through the Internet will ensure that your vote is counted if you later decide not to attend the meeting.

By Order of the Board of Directors of Packeteer, Inc.,

DAVID C. YNTEMA
Secretary

Cupertino, California

April 16, 2004

PACKETEER, INC.

10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS

       The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Packeteer, Inc., a Delaware corporation (“Packeteer,” “Company,” “we,” “us,” and “our”), for use at the 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) to be held on Wednesday, May 26, 2004 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California 95014, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2004 Annual Meeting of Stockholders. Packeteer’s principal executive offices are located at 10201 North De Anza Boulevard, Cupertino, California 95014. Packeteer’s telephone number at that location is (408) 873-4400.

      We intend to mail this proxy statement and accompanying proxy card on or about April 16, 2004 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

      Stockholders of record at the close of business on March 31, 2004 (the “Record Date”) are entitled to notice of and to vote at the 2004 Annual Meeting. At the Record Date, 32,812,795 shares of Packeteer common stock (“Common Stock”) were issued and outstanding and held of record by approximately 329 stockholders.

Voting and Solicitation

      Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the 2004 Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and “broker non-votes” will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal.

      A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans where the aggregate share reserve increase exceeds five percent of the issuer’s outstanding stock.

      The cost of soliciting proxies will be borne by Packeteer. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Voting Electronically via the Internet or by Telephone

      Stockholders whose shares are registered in their own names may vote either by returning a proxy card, via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Packeteer (attention: David C. Yntema, Secretary) at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2004 Annual Meeting and voting in person.

Voting of Proxies

      All valid proxies received before the 2004 Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Stockholder Proposals for 2004 Annual Meeting

      Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission (the “SEC”). For a stockholder proposal to have been included in our proxy materials for the 2004 Annual Meeting, the proposal must have been received by David C. Yntema, Secretary, Packeteer, Inc., at 10201 North De Anza Boulevard, Cupertino, California 95014, our principal executive offices, not later than December 23, 2003. As of December 23, 2003, we had not received any stockholder proposals to be voted on at the 2004 Annual Meeting.

      Stockholder business that is not included in our proxy materials for the 2004 Annual Meeting may be brought before the 2004 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices at 10201 North De Anza Boulevard, Cupertino, California 95014, not earlier than March 27, 2004 and no later than May 6, 2004. Should a stockholder proposal be brought before the 2004 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2004 Annual Meeting to vote for or against the proposal, in their discretion.

Stockholder Proposals for 2005 Annual Meeting of Stockholders

      For a stockholder proposal to be included our proxy materials for the 2005 Annual Meeting of Stockholders (“the 2005 Annual Meeting”), the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 16, 2004.

      Stockholder business that is not intended for inclusion in our proxy materials for the 2005 Annual Meeting may be brought before the 2005 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than sixty days prior to the date of the 2005 Annual Meeting and no later than twenty days prior to the date of the 2005 Annual Meeting. Should a stockholder proposal be brought before the 2005 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2005 Annual Meeting to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on March 2, 2005.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

      Our Board is divided into three classes with staggered three-year terms. The number of directors is determined from time to time by the Board. Following Mr. Brett Galloway’s resignation from the Board effective January 1, 2004, the Board currently consists of seven members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a three-year term ending on the date of the third annual meeting after his or her election and until his or her successor has been elected and duly qualified. Stockholders may not cumulate votes in the election of directors.

      One director is to be elected at this 2004 Annual Meeting to serve until the 2007 Annual Meeting or until his successor is elected and duly qualified. Management’s nominee for election by the stockholders to this position is Mr. Dave Côté, who is our President and Chief Executive Officer and an incumbent director whose term expires on the date of the 2004 Annual Meeting. In the event Mr. Côté is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board or the proxyholders to fill such vacancy, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that Mr. Côté will be unable or unwilling to serve as nominee or as a director if elected.

      Set forth below is information concerning the age and background of Mr. Côté and the other incumbent directors:

Director to be Elected at the 2004 Annual Meeting

      Dave Côté, age 49, has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.

      Brett D. Galloway, who would have been up for re-election at the 2004 Annual Meeting, resigned from the Board effective January 1, 2004.

Directors Whose Terms Expire in 2005

      Steven J. Campbell, age 62, has served as Chairman of the Board of Packeteer since its inception and served as Packeteer’s Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1996, where he was employed from January 1986 to June 1986 as Chief Executive Officer, and then from June 1986 to 1990 as Vice President of Engineering and Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983 and held various positions at Intel Corporation, from 1972 through 1978. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.

      Craig W. Elliott, age 43, has served as a director of Packeteer since April 1996. From April 1996 to May 2002, Mr. Elliott served as President and Chief Executive Officer of Packeteer. Prior to joining Packeteer, Mr. Elliott served as International General Manager of Apple Computer, Inc.’s Online Internet Division from January 1991 to March 1996. From November 1987 to May 1990, Mr. Elliott served as Apple’s Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. from Iowa State University.

      Joseph A. Graziano, age 60, has served as a director of Packeteer since February 1996. From June 1989 to December 1995, Mr. Graziano was Executive Vice President and Chief Financial Officer of Apple

Computer, Inc. and served as a director of Apple from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. From October 1981 to May 1985, he was Chief Financial Officer of Apple Computer, Inc. Mr. Graziano currently serves as a director of Pixar, Inc. Mr. Graziano holds a B.S. in accounting, received an honorary doctorate of business from Merrimack College and is a certified public accountant.

Directors Whose Terms Expire in 2006

      Dr. Hamid Ahmadi, age 50, was appointed to the Board of Packeteer in December 2000. Dr. Ahmadi has served as Director of Autonomic Computing at the IBM Research Division of T.J. Watson Research Center since September 2003. From April 1998 to June 2003, Dr. Ahmadi served as Vice President of the Global Network and IP Services Planning and Development Organization at AT&T Labs-Research in Florham Park, New Jersey, responsible for transport, optical, IP and data network services. Prior to joining AT&T in April 1998, he held various positions at IBM Corporation for over fifteen years, where he served as Director of Security and Networking Research at IBM T.J. Watson Research Center. Dr. Ahmadi is currently a Fellow of the Institute of Electrical and Electronics Engineers (IEEE). Dr. Ahmadi holds a B.S., an M.S. and Ph.D. in electrical engineering from Columbia University.

      L. William Krause, age 61, was appointed to the Board of Packeteer in March 2001. Mr. Krause has been Chairman of the Board and Chief Executive Officer of Caspian Networks, Inc., an IP network systems provider, since April 2002. In addition, Mr. Krause has been President of LWK Ventures, a private investment company, since November 1998. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 bankruptcy to a sale of assets of the company. From October 1991 to November 1998, he served as President, Chief Executive Officer and director of Storm Technology, Inc., a digital imaging company which filed for protection under federal bankruptcy laws in November 1998. Prior to joining Storm Technology, he served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause is also a director of Pinnacle Systems, Inc., Sybase, Inc., and several private technology companies. Mr. Krause holds a B.S. in electrical engineering, and received a honorary doctorate of science, from The Citadel.

      Peter Van Camp, age 48, was appointed to the Board of Packeteer in May 2001. Mr. Van Camp serves as Chief Executive Officer of Equinix, Inc., an Internet infrastructure services company. Prior to joining Equinix in May 2000, he served as President, Americas Region for UUNet, a division of WorldCom, Inc., an Internet services company, beginning in January 1997. From October 1982 until January 1997, Mr. Van Camp served as President and Vice President of Sales of CompuServe Network Services, the corporate data networking division of CompuServe, Inc., a network services company. Mr. Van Camp holds a B.S. in accounting with a concentration in computer science from Boston College.

Board of Directors

      Board Independence. Our Board has determined that, except for Mr. Côté, our current President and Chief Executive Officer, and Mr. Elliott, our former President and Chief Executive Officer, all of its members are “independent” as defined in the applicable listing requirements of The Nasdaq Stock Market, or Nasdaq. In addition, our Board has determined that each member of the Audit Committee satisfies the independence requirements for audit committee members set forth in applicable Nasdaq and SEC rules.

      Board Meetings. Our Board met six times during the last fiscal year. The independent members of the Board also met at regularly scheduled meetings at which only independent directors were present.

      The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (which was previously named the Nominating Committee). In June, 2003, our Board also appointed a special committee, consisting of Messrs. Ahmadi and Krause, that has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers in connection with the amended complaint, captioned In re Packeteer, Inc. Initial Public Offering Securities

Litigation, 01-CV-10185 (SAS), which was filed on April 20, 2002 and is described further in our Annual Report on Form 10-K for the year ended December 31, 2003. During the last fiscal year, the Audit Committee and the Compensation Committee each met five times and the Corporate Governance and Nominating Committee met one time. During the last fiscal year, all directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board in which they served, except that Mr. Campbell did not attend certain Audit Committee meetings and, as a result, his total attendance at Board and committee meetings in the aggregate was less than 75%.

      We make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by our directors, taking into account the directors’ schedules, and we also typically schedule a Board meeting in conjunction with our annual meeting. Our directors are expected to make every effort to attend each annual meeting of stockholders absent an unavoidable and irreconcilable conflict. All of our directors attended our 2003 Annual Meeting of Stockholders.

      Corporate Governance and Standing Board Committees. The Board has adopted a Code of Business Conduct and Ethics which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics (the “Code”), is applicable to all of our directors, officers and employees. The Code is available at http://www.packeteer.com/company/investors/corpgov.cfm. Any substantive amendment of the Code, and any waiver of the Code for executive officers or directors, will be made only after approval by a committee comprised of a majority of our independent directors and will be disclosed on our website. In addition, disclosure of any such waiver will be made within five days by the filing of a Form 8-K with the SEC.

      The Board has also adopted a written charter for each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each charter is available on the Company’s website at http://www.packeteer.com/company/investors/corpgov.cfm. The charter for the Audit Committee is included in this annual report as Annex A.

      Audit Committee. The primary functions of the Audit Committee include overseeing our accounting and financial reporting processes and the audits of our financial statements, including considering the adequacy of our internal accounting controls and audit procedures, reviewing the qualifications, independence and performance, and approving the terms of engagement of, our independent auditor, reviewing and pre-approving any audit and permissible non-audit services that may be performed by our independent auditor, reviewing and approving any related party transactions, reviewing with our management and the independent auditors our interim and year-end operating results, reviewing our critical accounting policies and the application of accounting principles and preparing any reports required under SEC rules.

      During the last fiscal year, our Audit Committee consisted of Messrs. Ahmadi, Campbell and Graziano (Chairperson). The Board has determined that all Audit Committee members possess the level of financial literacy required by applicable Nasdaq and SEC rules and that at least one member of the Audit Committee, Mr. Graziano, is a “financial expert” as defined by the rules and regulations of the SEC. The report of the Audit Committee is included in this annual report.

      Compensation Committee. The primary functions of the Compensation Committee include reviewing and approving the compensation of our executive officers, including the Chief Executive Officer, reviewing director compensation, administering our equity incentive plans and preparing any reports required under SEC rules. During the last fiscal year, the Compensation Committee consisted of Messrs. Krause (Chairperson) and Van Camp. The report of the Compensation Committee is included in this annual report.

      Corporate Governance and Nominating Committee. The primary functions of the Corporate Governance and Nominating Committee include identifying and selecting or recommending director nominees for each election of directors, developing and recommending to the Board criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, recommending codes of conduct and compliance mechanisms applicable to the Company and providing oversight in the evaluation of the Board and each committee.

      From January 1, 2003 through July 15, 2003, the Nominating Committee consisted of Messrs. Ahmadi and Campbell. On July 16, 2003, the Board reformed the Nominating Committee as the Corporate Governance and Nominating Committee and appointed Mr. Krause (Chairperson) to the Committee and appointed Mr. Graziano to the Corporate Governance and Nominating Committee on October 15, 2003.

      When considering the nomination of directors for election at an annual meeting, the Corporate Governance and Nominating Committee will review annually the results of an evaluation performed by the Board and each committee, and the needs of the Board for various skills, experience or other characteristics. The Corporate Governance and Nominating Committee’s assessment of the Board’s needs will include issues of diversity, age, skills such as an understanding of technology, finance and marketing, manufacturing and international background, and expected contribution.

      When reviewing a potential candidate for nomination as director, including an incumbent whose term is expiring, the Corporate Governance and Nominating Committee will consider the perceived needs of the Board, the candidate’s relevant background, experience, skills and expected contributions, and the qualification standards established from time to time by the Corporate Governance and Nominating Committee. With respect to such standards, it is the Corporate Governance and Nominating Committee’s goal to assemble a Board that has a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our global activities. In addition, the Corporate Governance and Nominating Committee believes that members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. In addition to the benefits of diverse viewpoints, the Corporate Governance and Nominating Committee may also take into account the benefits of a constructive working relationship among directors. Members of the Board will be expected to rigorously prepare for, attend, and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Packeteer and our stockholders.

      The Corporate Governance and Nominating Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Corporate Governance and Nominating Committee believes that the Board requires additional candidates for nomination, it will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees will be required to submit a completed form of directors’ and officers’ questionnaire and all incumbent directors may be required to participate in a self-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance and Nominating Committee.

      In addition, stockholders may recommend or nominate directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Candidates recommended by stockholders will be evaluated against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Communication with Directors

      Any stockholder who desires to contact our Chairman of the Board or any of the other members of the Board may do so in writing by mail or email to: Chairman of the Board of Directors, Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014; email: dyntema@packeteer.com. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary in consultation with our corporate counsel. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Director Compensation

      Our employee directors do not receive any compensation for their services as members of the Board. Beginning January 1, 2003 and through June 30, 2003, each non-employee Board member, who was “independent” as that term is defined by the applicable Nasdaq rules, was paid a retainer of $4,000 per quarter, regardless of the number of Board meetings held or attended by the director during the quarter, and each non-employee Board member who was not an “independent director” was paid a retainer of $1,500 per fiscal quarter, regardless of the number of Board meetings held or attended by the director during the quarter. Effective July 1, 2003, based upon the recommendation of the Compensation Committee and based upon competitive data, the Board adopted changes to the cash compensation to be paid to non-employee and “independent” members of the Board and committees of the Board. These changes were adopted in order to bring the compensation package of Packeteer’s Board members more in line with compensation paid to directors of comparable companies, recognize the increased workload and responsibilities of the Board and committee members in recent years, and to enable Packeteer to attract qualified directors when needed. The new Board cash compensation is as follows:

•	each non-employee Board member will receive an annual retainer of $16,000, payable at the rate of $4,000 per quarter;

•	each non-employee member of the Audit Committee will receive an annual retainer of $10,000, payable at rate of $2,500 per quarter and each non-employee member of the Compensation Committee and Corporate Governance and Nominating Committee will each receive an annual retainer of $6,000, payable at the rate of $1,500 per quarter; and

•	the chair of the Audit Committee will receive an additional annual retainer of $6,000, payable at the rate of $1,500 per quarter and the chair of the Compensation Committee and Corporate Governance and Nominating Committee will each receive an annual retainer of $4,000, payable at the rate of $1,000 per quarter.

      In addition, under the Automatic Option Grant Program for non-employee directors as currently in effect under the 1999 Stock Incentive Plan (the “1999 Plan”), our non-employee directors are eligible to receive option grants as follows:

•	each individual who first joins the Board after May 22, 2002 as a non-employee director will be automatically granted, at the time of such initial election or appointment, an initial option to purchase 30,000 shares of our Common Stock, provided such person has not previously been in our employ; and

•	each incumbent non-employee director who is to continue to serve as a non-employee director after the date of each annual stockholders meeting, whether or not such individual is standing for re-election at that particular annual meeting, will be automatically granted, on the date of that annual meeting, an option to purchase 15,000 shares of our Common Stock.

      Each option granted to non-employee directors under the Automatic Option Grant Program has or will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date, and has or will have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a Board member. Each option granted to a non-employee director under the Automatic Option Grant Program is immediately exercisable for all the shares subject to the option, but any shares purchased under the option will be subject to repurchase by Packeteer, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each initial option grant will vest in a series of six successive equal semi-annual installments upon the optionee’s completion of each six months of Board service over the thirty-six month period measured from the date of grant. The shares subject to each option granted in connection with and on the date of an annual stockholders meeting will be subject to a two year vesting period whereby such annual option grants will vest in a series of two successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two year period measured from the option grant date. The shares subject to each option granted to a non-employee director under the Automatic Option Grant Program will immediately vest in full upon a change in control or ownership as described in the 1999 Plan or upon the optionee’s death or disability while a Board member.

      On May 21, 2003, the date of the 2003 Annual Meeting, the non-employee Board members, Messrs. Ahmadi, Campbell, Elliott, Galloway, Graziano, Krause, and Van Camp, each received an automatic option grant for 15,000 shares of Common Stock. The exercise price per share in effect under each such option was $14.67, the fair market value per share of Common Stock on the grant date.

      Under the terms of indemnification agreements that we enter into with each of our directors, we are obligated to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, our Certificate of Incorporation provides that, to the greatest extent permitted by the Delaware General Corporation Law, its directors shall not be liable for monetary damages for breach of fiduciary duty as a director.

Vote Required

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that if the quorum requirements are met, the one nominee receiving the highest number of votes will be elected at the 2004 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them “FOR” the nominee named above. Abstentions and broker non-votes have no effect on the vote.

Recommendation of the Board

      The Board unanimously recommends that the stockholders vote “FOR” election of the nominee named above.

EXECUTIVE OFFICERS

      Our executive officers and information concerning their ages and background as of April 1, 2004 are listed below:

Dave Côté	49	President, Chief Executive Officer and Director
Arturo Cazares	42	Vice President, Worldwide Sales
Manuel R. Freitas	55	Vice President, Operations and Customer Support
Ajmal Noorani	42	Vice President, Business Development
G. Mike Schumacher	65	Vice President, Research and Development
David C. Yntema	59	Chief Financial Officer and Secretary

      Dave Côté has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.

      Arturo Cazares has served as Vice President, Worldwide Sales at Packeteer since January 2004. Previously, he served as Senior Vice President, Worldwide Sales and Marketing at Menlo Worldwide, a supply chain logistics and transportation company, from September 2002 to January 2004. From July 1992 through August 2002, Mr. Cazares served in various executive management positions at 3Com Corporation. Most recently as Vice President, Sales, Service & Marketing for 3Com’s Business Connectivity Company from June 2001 through September 2002 and from April 2001 to June 2001 Mr. Cazares served as Vice-President of Worldwide Services. Mr. Cazares served as Vice President for 3Com EMEA from April 1999 through April 2001, prior to that Mr. Cazares was Vice President for 3Com Americas International. Prior to 3Com, Mr. Cazares worked at Sun Microsystems and Fujitsu America. Mr. Cazares holds a M.B.A. and a B.S. in Electrical Engineering from Stanford University.

      Manuel R. Freitas has served as Vice President, Operations and Customer Support at Packeteer since May 2000. Mr. Freitas served as an independent operations management consultant from April 1999 until November 1999 and then again from February 2000 through May 2000. Previously, he served as Vice President of Customer Operations for Vividence Corporation, an Internet services company, from November 1999 to February 2000. From February 1990 to March 1999, Mr. Freitas served in various positions at Adobe Systems, Inc., including Vice President of Worldwide Customer Operations from October 1995 to March 1999, interim Vice President of Sales and Support for the Americas from April 1998 to November 1998 and Director of OEM and Developer Support from February 1990 to September 1995. Prior to joining Adobe, Mr. Freitas served in product management, field operations management, and sales management positions at Schlumberger Technologies from 1980 to 1989. Mr. Freitas holds a B.A. in business administration from William Patterson College.

      Ajmal Noorani has served as Vice President, Business Development at Packeteer since April 2003. Prior to joining Packeteer, Mr. Noorani served as a Vice President and an Executive-in-Residence at Garage Technology Ventures from January 2002 until March 2003. From May 1996 until July 2001, Mr. Noorani served in various executive operations positions at iGate Corporation, a global IT consulting firm, most recently as Chairman of Itiliti Inc., a subsidiary of iGate, from February 2000 until July 2001. Prior to joining iGate, he served from August 1994 until May 1996 as Assistant Vice President at Mellon Bank Corporation. Mr. Noorani holds an M.B.A. from Carnegie Mellon University and a B.S. in mechanical engineering from Maharaja Sayajirao University of Baroda, India.

      G. Mike Schumacher has served as Vice President of Research and Development of Packeteer since March 2004. Mike has over 30 years of R&D experience in developing networking and computer products. Most recently, from November 1999 through September 2003, Mr. Schumacher served as Vice President of Engineering of Vantive/ PeopleSoft, Inc., an enterprise application software company. From January 1995 through July 1999, Mr. Schumacher served as Senior Vice President Product Operations of Network Equipment Technology, a networking products company. Mr. Schumacher holds a B.S. in mathematics from the University of Minnesota.

      David C. Yntema has served as Chief Financial Officer and Secretary of Packeteer since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS, Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company, MasPar Computer Corporation, a massively parallel computer company, and System Industries, a storage subsystem company and has held a variety of other financial management positions. Mr. Yntema holds a B.A. in economics and business administration from Hope College, an M.B.A. from the University of Michigan and is a certified public accountant.

      Our officers are appointed by the Board on an annual basis and serve until their successors have been duly appointed and qualified.

      There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Executive Compensation

      The following table sets forth certain summary compensation information with respect to the compensation earned for services rendered to Packeteer for each of the last three fiscal years by its Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2003 exceeded $100,000 (the “Named Executive Officers”). No executive officers who would have otherwise been included in such table have been excluded by reason of his or her termination of employment or change in executive status during the year.

Summary Compensation Table

						Long-Term
						Compensation

						Securities
		Annual Compensation				Underlying	All Other
						Options	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)(2)		Granted (#)	($)(3)

Dave Côté(1)	2003	300,000		182,725		37,500	1,155
President and Chief Executive Officer	2002	70,577		42,640		600,000	206
Manuel R. Freitas	2003	198,000		82,478		110,000	2,083
Vice President, Operations and	2002	190,000		61,916		—	1,068
Customer Support	2001	190,000		10,564		130,000	911
David C. Yntema	2003	203,000		84,358		110,000	2,143
Chief Financial Officer	2002	190,000		62,380		—	1,998
	2001	190,000		8,316		130,000	1,703
Former Officers:
Robert W. Hon(4)	2003	275,000	(5)	91,423		110,000	819
Former Vice President, Research and	2002	215,600		74,672		—	802
Development	2001	68,497		—		175,000	228
Neil A. Sundstrom(6)	2003	168,000		156,266	(7)	110,000	1,513
Former Vice President, Worldwide Sales	2002	162,500		156,925	(8)	—	1,238
	2001	162,500		82,349	(9)	135,000	474

(1)	Mr. Côté joined Packeteer in October 2002.

(2)	Figures for the 2003 fiscal year represent amounts earned during the 2003 fiscal year. See “Report of the Compensation Committee on Executive Compensation” for information concerning the determination and payment of bonuses.

(3)	Represents premiums paid for group term life insurance benefits, unless otherwise noted.

(4)	Mr. Hon joined Packeteer in September 2001. Mr. Hon resigned his position with Packeteer effective February 2, 2004.

(5)	Includes $55,000 in payments to Mr. Hon in connection with the termination of his employment.

(6)	Mr. Sundstrom resigned his position with Packeteer effective January 26, 2004.

(7)	Represents $58,398 in bonuses earned in 2003 and $97,868 in commissions.

(8)	Represents $46,859 in bonuses earned in 2002 and $110,066 in commissions.

(9)	Represents $13,635 in bonuses paid in 2001 and $68,714 in commissions.

OPTION GRANTS IN FISCAL YEAR 2003

      The following table sets forth the specified information about the grants of options to purchase our Common Stock made during the 2003 fiscal year to the Named Executive Officers.

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Price Appreciation
	Underlying	Granted to			for Option Term(4)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(1)	2003(2)	($/Share)(3)	Date	5% ($)	10% ($)

Dave Côté	37,500	2.32	8.36	1/22/2013	197,175	499,650
Manuel R. Freitas	110,000	6.81	8.36	1/22/2013	578,380	1,465,640
David C. Yntema	110,000	6.81	8.36	1/22/2013	578,380	1,465,640
Former Officers:
Robert W. Hon	110,000	6.81	8.36	1/22/2013	578,380	1,465,640
Neil A. Sundstrom	110,000	6.81	8.36	1/22/2013	578,380	1,465,640

(1)	These options were granted under the 1999 Plan and will vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant (January 22, 2003) and the remainder of the shares in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features. The options have a ten-year term, subject to early termination following cessation of service. See “Report of the Compensation Committee on Executive Compensation” for additional information.

(2)	Based on an aggregate of 1,614,813 options granted to employees and directors during the 2003 fiscal year.

(3)	The exercise price per share of the options was equal to the fair market value of the Common Stock on the date of grant as determined by the closing selling price as reported by the Nasdaq National Market.

(4)	Potential gains are net of the exercise price, but before taxes associated with the exercise. The potential realizable value is calculated based on the term of the option on the date of grant, which is ten years. It is calculated assuming that the fair market value of the Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance provided to any executive officer or other holder of the Common Stock that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on the future performance of our

Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants which were made to the Named Executive Officers with an exercise price equal to the fair market value of the Common Stock on the grant date.

OPTION EXERCISES IN FISCAL YEAR 2003 AND

DECEMBER 31, 2003 OPTION VALUES

      The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 2003 and exercisable and unexercisable options held as of December 31, 2003.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at December 31, 2003(2)		at December 31, 2003 ($)(3)
	Acquired on	Value Realized
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dave Côté	100,000	1,406,831	75,000	462,500	1,011,000	6,052,250
Manuel R. Freitas	105,000	666,181	60,624	174,376	225,637	1,563,313
David C. Yntema	31,459	228,335	83,957	164,584	403,612	1,511,436
Former Officers:
Robert W. Hon	25,000	220,102	73,437	186,563	879,775	1,865,425
Neil A. Sundstrom	79,021	600,672	35,249	165,939	54,337	1,511,579

(1)	Represents the difference between the aggregate fair market value of the purchased shares at the time of exercise and the aggregate exercise price paid for the shares.

(2)	Options vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant and the remainder of the shares vest in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features.

(3)	Based on a market value of $16.98 per share, the closing selling price of the Common Stock as reported by the Nasdaq National Market on December 31, 2003, less the exercise price payable for those shares. These values have not been, and may never be, realized.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information known to Packeteer with respect to beneficial ownership of the Common Stock as of March 31, 2004 of (i) each beneficially owner of five percent or more of the outstanding shares of the Common Stock, (ii) each director or director nominee, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Packeteer as a group.

	Common Stock

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Held	Class(1)

T. Rowe Price Associates, Inc.(2)	3,003,000	9.15
100 E. Pratt Street Baltimore, MD 21202
Barclays Private Bank Limited(3)	2,047,346	6.24
59/60 Grosvenor Street London, WIX 9DA England
Deutsche Bank AG(4)	1,565,551	4.77
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany
Steven J. Campbell(5)	461,896	1.41
Joseph A. Graziano(6)	391,000	1.19
Craig W. Elliott(7)	359,066	1.08
David C. Yntema(8)	151,790	*
Dave Côté(9)	150,000	*
Manuel R. Freitas(10)	106,249	*
Dr. Hamid Ahmadi(11)	55,000	*
Peter Van Camp(12)	55,000	*
Robert W. Hon(13)	42,343	*
Neil A. Sundstrom(14)	34,601	*
L. William Krause(15)	34,500	*
All directors and officers as a group (12 persons)(16)	1,794,292	5.31

*	Less than 1%.

(1)	As of March 31, 2004, we had outstanding 32,812,795 shares of Common Stock. The persons named in this table have sole voting power with respect to all shares of Common Stock shown as beneficially owned by them unless as otherwise noted below. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options that will become exercisable within 60 days of March 31, 2004, including any outstanding options which are immediately exercisable, are deemed outstanding for the purpose of computing the percentage ownership of that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each person listed on the table is c/o Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014.

(2)	Based on a Schedule 13G/ A filed with the SEC on February 10, 2004. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on a Schedule 13G filed with the SEC on February 17, 2004.

(4)	Based on a Schedule 13G/A filed with the SEC on March 1, 2004.

(5)	Includes 420,896 shares held by the Steven J Campbell Rev Trust DTD 5/22/2000, of which Mr. Campbell is trustee and 41,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Campbell, of which 33,500 will be vested within 60 days of March 31, 2004.

(6)	Includes 41,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Graziano, of which 33,500 will be vested within 60 days of March 31, 2004.

(7)	Includes 24,650 shares held by Mr. Elliott and 320,416 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 312,916 shares will be vested within 60 days of March 31, 2004, and 14,000 shares held by the Elliott Children’s Trust for the benefit of Mr. Elliott’s minor children of which Wells Fargo is Trustee.

(8)	Includes 27,000 shares held by the David C. Yntema Trust, of which Mr. Yntema is Trustee, and 124,790 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2004.

(9)	Includes 150,000 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2004.

(10)	Includes 106,249 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2004.

(11)	Includes 55,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 47,500 shares will be vested within 60 days of March 31, 2004.

(12)	Includes 55,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 47,500 shares will be vested within 60 days of March 31, 2004.

(13)	Includes 4,000 shares held by Mr. Hon and 38,343 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2004. Mr. Hon resigned his position effective February 2, 2004 and such options, if not exercised within 90 days of his resignation date, shall be subject to cancellation.

(14)	Includes 3,143 shares held by Mr. Sundstrom and 31,458 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2004. Mr. Sundstrom resigned his position effective January 26, 2004 and such options, if not exercised within 90 days of his resignation date, shall be subject to cancellation.

(15)	Includes 34,500 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 27,000 shares will be vested within 60 days of March 31, 2004.

(16)	Includes 836,546 shares held by such individuals and 957,746 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 912,746 shares will be vested within 60 days of March 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

      We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1999 Stock Incentive Plan (“1999 Plan”) and the 1999 Employee Stock Purchase Plan (the “1999 ESPP”), each of which have been approved by stockholders. In addition, certain nonstatutory stock options granted under individual arrangements, which have not been approved by stockholders remain outstanding. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans and individual arrangements as of December 31, 2003:

	Number of Shares		Number of Shares Remaining
	to be Issued	Weighted-Average	Available for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Shares
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	4,729,286	$9.51	4,157,216 (1)
Equity compensation plans not approved by stockholders(2)	9,333	$0.25	—
Total	4,738,619		4,157,216

(1)	Includes 2,149,124 shares that are reserved for issuance under the 1999 ESPP. The shares that are reserved for issuance under the 1999 Plan and under the 1999 ESPP are subject to automatic increase on January 1 of each year by a number of shares equal to 5% and 2%, respectively, of our outstanding shares as of the close of business on December 31 of the preceding calendar year.

(2)	Consists of nonstatutory stock options that remain outstanding under two individual arrangements. All of these options were granted before our initial public offering in July 1999 under a plan whereby options are no longer granted. They have terms of ten years and are presently exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      It is the duty of the Compensation Committee in consultation with the Board to review and determine all compensation for the Chief Executive Officer. It is also the duty of the Compensation Committee to review and determine the salaries and bonuses of all other executive officers of Packeteer and to establish the general compensation policies for such individuals. The Compensation Committee, in consultation with the Board, also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 1999 Stock Incentive Plan.

      The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

      General Compensation Policy. The Compensation Committee’s policy is to provide our executive officers with compensation opportunities which are:

•	based upon their personal performance, our financial performance and their contribution to that performance; and

•	competitive enough to attract and retain highly skilled individuals.

      Each executive officer’s compensation package is comprised of three elements:

•	base salary that is competitive with the market and reflects individual performance;

•	annual variable incentive bonuses payable in cash and primarily tied to our achievement of annual financial performance goals; and

•	long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders.

      As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

      We retain the services of an independent compensation consulting firm to advise the Compensation Committee as to how our executive compensation levels compare to those of other companies within and outside of the industry.

      Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2003 fiscal year are described below. However, the Compensation Committee may, in its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

      Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for our industry. The Compensation Committee also reviewed detailed compensation data incorporated into the proxy statements of eighteen companies it had identified as comparable by industry that was compiled and analyzed by the consulting firm. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of:

•	the Compensation Committee’s evaluation of the officer’s personal performance during the year;

•	the competitive marketplace for persons in comparable positions; and

•	our performance and profitability.

      Annual Incentives. The annual incentive bonus for the Chief Executive Officer and the other executive officers is based on a percentage of each officer’s base pay adjusted to reflect our actual financial performance and the attainment of the officer’s individual goals. For purposes of the determination of executive bonuses, our financial performance is measured in terms of revenue and profit as compared to plan. If earned, bonuses are paid semi-annually. Commissions paid to Mr. Sundstrom, former Vice President of Worldwide Sales, were not part of this annual incentive bonus program.

      Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes vested and exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by Packeteer during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

      CEO Compensation. In setting the total compensation payable to the Chief Executive Officer for the 2003 fiscal year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation. With respect to Mr. Côté’s base salary for the 2003 fiscal year, the objective of the Compensation Committee was to be competitive with the base salary levels in effect for chief executive officers in similar companies and industries and to provide him with a level of stability and certainty each year and not have this particular component of compensation effected to any significant degree by Company performance factors. For the 2003 fiscal year, Mr. Côté’s base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies. Mr. Côté’s annual incentive bonus, however, was primarily dependent upon corporate performance. The Compensation Committee awarded stock options to Mr. Côté in 2003 in order to provide him with an equity incentive to continue contributing to our financial success. The options will have value for Mr. Côté only if he remains employed by Packeteer during the vesting period, and then only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. Our 1999 Plan has been structured so that any compensation realized by our executive officers in connection with stock options, stock appreciation rights and certain stock issuance awards granted under the 1999 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation and such structure was approved by our stockholders at the 2003 Annual Meeting. Non-performance based compensation paid to the executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short-term and long-term.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

L. William Krause, Chairperson
Peter Van Camp

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee for 2003 were Messrs. Krause, the chairperson, and Van Camp. None of the members of the Compensation Committee were at any time during 2003, or have ever been, employees or officers of the Company.

      No current executive officer of the Company has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.

STOCK PRICE PERFORMANCE

      The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq National Market Composite Index and the Standard and Poors 500 Index for the period commencing July 28, 1999, the date of our initial public offering, and ending on December 31, 2003. The past performance of our Common Stock is no indication of future performance.

Comparison of Cumulative Total Return From July 28, 1999 through December 31, 2003(1):

Packeteer, Inc., Nasdaq National Market Composite Index and S&P 500 Index

	7/28/99	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03

Packeteer, Inc.	$100	250	44	26	24	60
Nasdaq National Market Composite Index	$100	151	91	72	49	74
S&P 500 Index	$100	108	97	84	64	81

(1)	The graph assumes that $100 was invested in the Company at the closing price on July 28, 1999, in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

      We do not presently have any employment contracts in effect with any of the executive officers named in the summary compensation table above, except with respect to Mr. Côté, our current Chief Executive Officer. We provide incentives such as salary, benefits and option grants to attract and retain qualified employees.

      The employment agreement with Mr. Côté, our Chief Executive Officer, provides for the payment to Mr. Côté of a starting annual salary and annual bonus, subject to change at the discretion of the Board or the Compensation Committee of the Board. The agreement also provides that Mr. Côté’s employment is “at will”, and may be terminated by us at any time with or without cause. In the event that the Company terminates Mr. Côté’s employment without cause prior to a change in control, Mr. Côté shall continue to receive his monthly salary for a period of (i) six months, if terminated prior to the 12-month anniversary of his employment with Packeteer; or (ii) twelve months, if terminated after the 12-month anniversary of his employment with Packeteer. In the event that, within twelve months following the date of a change in control, Mr. Côté’s employment with us is either terminated by us without cause or by Mr. Côté due to a substantial diminution in duty, Mr. Côté shall receive his then current base salary as a severance payment for a period of twelve months. Pursuant to the agreement, Mr. Côté was also granted an option under our 1999 Plan to purchase 600,000 shares of our Common Stock. In the event of a change of control following which Mr. Côté is not the Chief Executive Officer and President of the surviving entity of such transaction, any unvested option shares then held by Mr. Côté would accelerate and become vested in the following increments: (i) 25% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within 12 months of the closing date of such a change of control transaction, shall become vested and exercisable; (ii) 50% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within the period beginning 24 months prior to the closing date of such a change of control transaction and ending 12 months prior to such date, shall become vested and exercisable; and (iii) 100% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté during any period more than 24 months prior to the closing date of such a change of control transaction, shall become vested and exercisable.

      In the event of a change of control, Mr. Yntema, our Chief Financial Officer, will receive his base salary and bonus for one year.

      Options granted to the executive officers named in the summary compensation table under our 1999 Plan are or will be subject to the following provisions in the event of a change in control of the Company:

•	Each outstanding option granted under the Discretionary Option Grant Program will automatically vest in full, unless it is assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares;

•	All unvested shares of our Common Stock that were issued upon exercise of options granted under the Discretionary Option Grant and Stock Issuance Programs and which are outstanding at the time of the change of control will automatically vest in full, unless the Company’s repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect; and

•	The shares subject to each option under the Salary Investment Option Grant will automatically vest in full and become fully exercisable.

      In addition, the Compensation Committee, as administrator of our 1999 Plan, has or will have, under the terms of those plans, complete discretion to grant options under the Discretionary Option Grant Program with terms that provide that such options will become automatically exercisable and vested in full in the event the optionee’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect. Furthermore, under the terms of our 1999 Plan, the Compensation Committee has or will have the discretion to grant options under the Discretionary Option Grant Program with terms that provide that such options will automatically vest in full upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

      Under the 1999 Plan, a change in control will be deemed to occur upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

      All options granted under the 1996 Equity Incentive Plan (the “1996 Plan”) provided that upon certain mergers or other changes in control of the Company, the shares subject to the option will automatically vest as if the holder had held the option for twice the amount of time as he or she actually has held the option, but any unexercised options will terminate upon such closing unless assumed by the successor entity. However, the Compensation Committee has the discretion to extend the acceleration provisions of the 1999 Plan to options outstanding under the 1996 Plan.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      We are asking our shareholders to ratify the Audit Committee’s appointment of KPMG LLP as Packeteer’s independent auditors for the year ending December 31, 2004.

      KPMG LLP has served as our independent auditors since January 1996. Representatives of KPMG LLP are expected to be present at the 2004 Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Vote Required

      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP as the independent auditors for the year ending December 31, 2004. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in Packeteer’s and its shareholders’ best interest.

Recommendation of the Board

      The Board unanimously recommends that the stockholders vote “FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as Packeteer’s independent auditors for the year ending December 31, 2004.

AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2003, which include the consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and the notes thereto. Except for the information concerning fees incurred by us concerning services performed by KPMG LLP, the information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference in such filing.

      The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

Review with Management

      The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

      The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

      The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP their independence from the Company.

      The Audit Committee discussed with our independent auditors, with and without management present, the overall scope and plans for their audit. We incurred the following fees for services performed by KPMG LLP in the fiscal year ended December 31, 2003 and 2002:

	Fiscal 2003	Fiscal 2002

Audit Fees(1)	$327,915	$292,125
Audit-Related Fees(2)	55,000	—
Tax Fees(3)	76,345	91,569
All Other Fees(4)	9,985	—

Total Fees	$469,245	$383,724

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes an ownership change analysis and an analysis of our cost sharing arrangements and cost allocation methodologies with our international subsidiaries. There were no audit-related fees incurred in fiscal 2002.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2003, this category included fees related to subsidiary statutory filing requirements. There were no other fees incurred in fiscal 2002.

      The Audit Committee has determined that all services performed by KPMG LLP are compatible with maintaining the independence of KPMG LLP. In addition, since the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has and will continue to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services.

      The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees and fees for other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Conclusion

      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP as our independent auditors.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Hamid Ahmadi
Steven Campbell
Joseph Graziano, Chairperson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into indemnification agreements with each of our directors and officers and certain other employees that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors’ and officers’ insurance policy to cover our obligations under these agreements.

      All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who hold more than ten percent of the outstanding Common Stock to file reports with respect to their ownership and changes in ownership with the SEC. Based upon (i) the copies of Section 16(a) reports which we have received from such persons for their 2003 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2003, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by its directors and executive officers and each holder of more than ten percent of the outstanding Common Stock, except that Dave Côté, Manuel R. Freitas, Robert W. Hon, Neil A. Sundstrom, David C. Yntema each submitted a Form 4 with respect to receiving an option grant in a timely manner with the SEC but such filings were not posted and therefore not considered filed until the following business day by the SEC and Craig Elliott filed late two Form 4s with respect to three covered call transactions.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

      Upon written request to the Corporate Secretary, David C. Yntema, 10201 North De Anza Boulevard, Cupertino, California 95014, the Company will provide without charge to each person solicited a copy of the 2003 Annual Report on Form 10-K, including the Financial Statements and Financial Statement Schedules filed therewith.

      Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management’s Discussion and Analysis, the Consolidated Financial Statements and other investor information.

By Order of the Board of Directors of Packeteer, Inc.,

David C. Yntema
Secretary

Cupertino, California

April 16, 2004

ANNEX A

PACKETEER, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	Statement of Policy

      This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Packeteer, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

      The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit function and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

      Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s financial statements prior to the filing of reports with the SEC and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing. It is not the duty or responsibility of the Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board).

      The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate special investigations, and, hire special legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	Organization and Membership Requirements

      The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market (“Nasdaq”) and the SEC. Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall be an audit committee financial expert as determined by the Board in accordance with the rules of the SEC. The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Corporate Governance and Nominating Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

ANNEX A-1

III.	Meetings

      The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.	Committee Authority and Responsibilities

      To fulfill its responsibilities and duties, the Committee shall:

      A.     Oversight of the Company’s Independent Auditor

      1. Be directly and solely responsible for the appointment, compensation, retention, oversight (including resolution of disagreements between management and the independent auditor regarding financial reporting) and, if necessary, termination and replacement of any independent auditor engaged by the Company.

      2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

      3. Evaluate annually the qualifications, performance and independence of the independent auditor and report to the Board on its conclusions, together with any recommendations for additional action.

      4. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years.

      5. Approve in advance the engagement of the independent auditor, including fees and other terms of any such engagement, for all audit services and non-audit services in accordance with applicable law (including SEC and Nasdaq rules), based on independence, qualifications and, if applicable, performance.

      6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

      7. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

      8. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

      9. Review with the independent auditor the critical accounting policies and practices used by the Company, including the auditor’s assessment of the quality, not just acceptability, of the accounting principles, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”)

ANNEX A-2

that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

      B.     Review of Financial Reporting, Policies and Processes

      1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor.

      2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

      3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

      4. Review and discuss earnings press releases.

      5. Periodically meet with management and with the independent auditor in separate sessions to discuss any matters that the Committee, management or the independent auditors believe should be discussed privately with the Committee.

      6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

      7. Review with management its assessment of the effectiveness, integrity and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”) and, when relevant SEC rules are in effect, review annually with the independent auditor the attestation to and report on the assessment made by management.

      8. Review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”).

      9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

      10. Review with management and the independent auditor the effect of any regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles.

      11. Review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

      12. Review any special audit steps adopted in light of any material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

      C.     Risk Management, Related Party Transactions, Legal Compliance and Ethics

      1. Review with the chief executive and chief financial officer of the Company as well as the auditors any report on significant deficiencies in the design or operation of the Internal Controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

      2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

ANNEX A-3

      3. In consultation with the Corporate Governance and Nominating Committee, establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      4. Consult with the Corporate Governance and Nominating Committee regarding its consideration and presentation to the Board for adoption of a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all employees and directors which meets the requirements of Nasdaq and the SEC, including the adoption of procedures for monitoring and enforcing compliance with such Code of Conduct.

      5. As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

      6. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

      7. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

      8. Periodically review and reassess the Charter’s adequacy and recommend any proposed changes to the Board for approval.

ANNEX A-4

EXHIBIT A

PROXY

PACKETEER, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Packeteer, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2004 Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2004, and hereby appoint(s) Dave Côté and David C. Yntema, and each of them, proxyholders and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of Packeteer, Inc. to be held May 26, 2004, at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone

Log on to the Internet and go to http://www.eproxyvote.com/pktr	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote by Internet or by telephone, please do not mail your card.

☒	Please mark votes as in this example.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” the following Proposals:

1.	Election of Director to serve until 2007.
Nominee: (01) Dave Côté

FOR	WITHHOLD
☐	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004.	☐	☐	☐

3.	In their discretion, the proxyholders are authorized to vote upon any other business that may properly come before the meeting and any adjournment or postponement thereof.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: